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                                                                   EXHIBIT 15-14

August 3, 2004

DTE Energy Company
Detroit, Michigan

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of DTE Energy Company and subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 3, 2004 (which report included an explanatory paragraph regarding DTE Energy Company's application of the provisions of Financial Accounting Standards Board Staff Position No. 106-2, which relates to accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, retroactive to January 1, 2004); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is being incorporated by reference in the following Registration Statements:

FORM                            REGISTRATION NUMBER
Form S-3                           333-99955
Form S-3                           333-109591
Form S-3                           333-74338
Form S-3                           333-113300
Form S-4                           333-89175
Form S-8                           333-61992
Form S-8                           333-62192
Form S-8                           333-00023
Form S-8                           333-47247
Form S-8                           333-109623

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan